SUMMARY OF COMPENSATION ARRANGEMENTS

Glenn R. August, an executive officer of T. Rowe Price Group, Inc. (the “Corporation”)1 and the Chief Executive Officer of the Corporation’s subsidiary, Oak Hill Advisors, L.P. (“OHA”) is eligible to receive, in addition to compensation that may be awarded by the Corporation from time to time, payments from OHA and entities affiliated with OHA, as follows:

OHA Compensation Payments

Mr. August is entitled to participate annually in OHA’s total compensation pool, which pool is calculated as an established percentage of (i) management fees and current performance fees paid to OHA, (ii) deferred performance fees for OHA’s funds in existence at December 29, 2021, and (iii) deferred performance fees for OHA’s future funds (including certain funds formed prior to December 29, 2021 but intended to launch after December 29, 2021). For the avoidance of doubt, compensation to be paid is based on realized deferred performance fees.

Carried Interest

Mr. August is entitled to receive distributions in respect of his equity ownership in carried interest vehicles established from time to time in respect of OHA funds.

Benefit Plans and Other Arrangements

Mr. August is entitled to (a) participate in OHA’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, and 401(k) retirement plan; and (b) receive certain perquisites that may be offered by OHA from time to time.

Mr. August is entitled to participate in payments that may be made by the Corporation pursuant to a Value Creation Agreement dated as of December 29, 2021 by and among Mr. August, the Corporation and certain other senior partners of OHA.

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1	Mr. August became an executive officer and a director of the Corporation on December 30, 2021 in connection with the Corporation’s acquisition of OHA.